February 26, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the current report on Form 8-K dated February 26, 2015, of Joey New York, Inc. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ L.L. Bradford & Company, LLC

Leawood, Kansas